Exhibit 99

EMPLOYEES’ SAVINGS AND INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

Financial Statements for the

Years Ended December 31, 2004, 2003, and 2002

EMPLOYEES’ SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

TABLE OF CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS DECEMBER 31, 2004 AND 2003	2

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS DECEMBER 31, 2004, 2003, AND 2002	3

NOTES TO FINANCIAL STATEMENTS	4 - 9

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4(i) – SCHEDULE OF ASSETS HELD AT END OF YEAR	10 - 12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Committee and the Participants of the Employees’ Savings and Investment Plan of

The Bank of New York Company, Inc.

New York, New York

We have audited the accompanying statements of net assets available for benefits of the Employees’ Savings and Investment Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2004 and 2003, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2004, is presented for purposes of additional analysis and is not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

New York, New York
June 23, 2005	/s/ Ernst & Young LLP

EMPLOYEES’ SAVINGS AND INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2004	2003
ASSETS:
Investments - at fair value:
The Bank of New York Company, Inc. common stock	$789,447,573	$778,747,447
Investment funds	491,413,240	361,747,545
Loans to participants	46,990,578	46,951,910

Total investments	1,327,851,391	1,187,446,902

Cash	128,469	—
Accrued interest, dividends and other receivables	1,255,447	1,020,390

	1,383,916	1,020,390
Total assets	1,329,235,307	1,188,467,292

LIABILITIES:
Other liabilities	1,348,957	536,085

Total liabilities	1,348,957	536,085

NET ASSETS AVAILABLE FOR BENEFITS	$1,327,886,350	$1,187,931,207

See accompanying notes to the financial statements.

EMPLOYEES’ SAVINGS AND INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2004	2003	2002
ADDITIONS:
Investment Income:
Interest and dividend income	$28,597,329	$28,745,118	$29,552,713
Net appreciation/(depreciation) in fair value of investments	28,086,692	246,503,063	(446,371,630)

Total investment income/(loss)	56,684,021	275,248,181	(416,818,917)

Contributions:
Employer	30,829,242	31,436,476	29,857,928
Participants
Transfer in from participants	80,424,272	—	—
Participants contributions during the period	58,020,804	1,151,676	1,994,977

Total participants’ contributions	138,445,076	1,151,676	1,994,977

Total contributions	169,274,318	32,588,152	31,852,905

Total additions (reductions)	225,958,339	307,836,333	(384,966,012)

DEDUCTIONS:
Benefits paid to participants	(84,357,146)	(60,220,186)	(83,791,120)

Net increase/(decrease) prior to other plan transfers	141,601,193	247,616,147	(468,757,132)

Transfers (to)/from other plans	(1,646,050)	(25,193)	(26,553)

Net increase/(decrease)	139,955,143	247,590,954	(468,783,685)

NET ASSETS AVAILABLE FOR BENEFITS
At January 1	1,187,931,207	940,340,253	1,409,123,938

At December 31	$1,327,886,350	$1,187,931,207	$940,340,253

See accompanying notes to the financial statements.

EMPLOYEES’ SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information - On January 1, 2004, the Employees’ Incentive Savings Plan merged into the Employees’ Profit Sharing Plan to create the Employees’ Savings & Investment Plan (the “Plan”) of The Bank of New York Company, Inc. (the “Company”). Approximately $80.4 million of the balances from the Employees’ Incentive Savings Plan were transferred into the Plan and credited to the Employee’s Account. The Plan is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides employees with the opportunity to save for their retirement on a tax-favored basis. The Plan offers 15 investment funds, and participants will have the opportunity to receive the maximum annual Company contribution of 6.5% of their base salary, subject to limitation in accordance with Internal Revenue Service regulation.

Administration of the Plan - The Plan is administered by the Employees’ Savings & Investment Plan Committee (“Committee”) consisting of at least three persons appointed by the Chief Executive Officer of the Company to serve as fiduciaries of the Plan. In accordance with the provisions of the Plan, The Bank of New York (the “Bank”), a wholly-owned subsidiary of the Company, provides certain administrative, investment and custodial services to the Plan at no charge.

Participation - Generally, under the terms of the Plan, employees who complete 1,000 hours of service in a 12-month period are eligible to participate in the Plan.

Contributions – Starting in 2004, the Plan allows employees to contribute up to 100% of eligible annual compensation before deductions for taxes and other pre-tax and after-tax contributions, subject to certain limitations. After one year of continuous service and enrollment in the Plan, the Company matches $1 for every $1 of contributions up to the first 3% of biweekly pay contributed to the Plan. The matching contribution for the following 3% of contributions is $.50 for every $1 but not exceeding 6% of compensation. Employees must contribute 6% to the Plan to receive the maximum Company match of 4.5%. The annual contribution is calculated based on biweekly deductions plus the Company’s core contribution, which an employee may choose to contribute to the Plan.

The core contribution is a payment separate from annual pay that equals 2% of a participant’s eligible annual compensation. Participants are eligible for the Company’s core contribution after one year of service. The core contribution may be paid in cash, or invested in the Plan. If invested in the plan, it counts toward the $14,000 IRS pre-tax contribution limit ($18,000 if employee is 50 or over). If the employee has already reached the pre-tax contribution limit when the core contribution is paid, the core contribution will be made on an after-tax basis, and subject to the overall Plan limits.

The Company gives an additional matching contribution at Plan year end when a participant receives less than the maximum match due to changes in contribution percentages above and below 6%. There is no service requirement to receive this “true up” contribution.

The Board of Directors of the Company may approve an additional discretionary contribution of between 0.5% and 3% of eligible compensation for those participants with one year of service who are employed on the day the discretionary contribution is made. Discretionary contributions are not counted toward the pre-tax contribution limit.

A participant can transfer all or any portion of a distribution received from another employer’s Qualified Plan (as defined) which meets the requirements of Section 401(a) of the Internal Revenue Code of 1986 (the “Code”) to the Plan, provided that certain conditions are met.

The annual addition, which consists of the Company’s annual contribution and any participant voluntary contributions, is limited to the lesser of $41,000 or 100% of the participant’s compensation in 2004.

In 2004, the Company’s contributions as shown in the accompanying statements of change in net assets available for benefits consist of the biweekly matching contributions from the Company in the Employees’ Savings and Investment Plan. In 2003 and 2002, the Company’s annual contribution equals an amount determined by the Board of Directors in its discretion based on the Company’s over all performance for such Plan Year, but no greater than 10% of net income as adjusted or the applicable percentage (as defined below) of the compensation of all employees for whom a contribution is made. Net income is adjusted to exclude the deduction for contributions to the Plan. Net income is further adjusted to exclude, to the extent (if any) determined by the Board of Directors of the Company (the “Board”), the deduction of interest on any debt obligation issued by the Company after December 31, 1971, and unusual or nonrecurring items of income and expense. In 2003 and 2002, the Company’s contributions as shown in the accompanying statements of change in net assets available for benefits are exclusive of the portion paid directly to those participants electing to receive 50% of their share in the form of a direct cash payment ($7,416,846 in 2003 and $7,175,022 in 2002) in the Employees’ Profit Sharing Plan. Under the Employees’ Profit Sharing Plan, participants have the option to make voluntary contributions to the Plan.

Participant Accounts - The participant’s account is credited with the applicable amount of Company contributions and any voluntary contributions made by the participant. Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Fund arising from investment activities.

After becoming eligible to participate, a participant has an interest in the Plan which is fully vested.

Investment Programs - Each of the Plan’s participants directs the Trustee to invest their account in one or more of fifteen separate investment funds which are sponsored by the Company.

Fund A - Funds are invested in the BNY Hamilton Equity Income Fund primarily comprised of common stocks and convertible securities.

Fund B - Funds are invested in the BNY Hamilton Intermediate Government Fund primarily comprised of securities issued or guaranteed by the U.S. Government or its agencies.

Fund C - Funds are invested in the BNY Hamilton Money Fund primarily comprised of high-quality, short-term interest-bearing obligations of corporations, banks and the U.S. Government.

Fund D - Funds are invested substantially in The Bank of New York Company, Inc. common stock.

Fund E - Funds are invested in the BNY Hamilton Large Cap Growth Fund primarily comprised of shares of companies with market capitalizations of $5 billion or more.

Fund F - Funds are invested in the BNY Hamilton Small Cap Growth Fund primarily comprised of equity securities of small domestic and foreign companies.

Fund G - Funds are invested in the BNY Hamilton Large Cap Value Fund primarily comprised of common stocks and securities convertible into common stocks of domestic and foreign companies with large stock market capitalizations that are undervalued in terms of price or other financial measurements.

Fund H - Funds are invested in the BNY Hamilton International Equity Fund primarily comprised of equity securities of non-U.S. issuers with the potential for growth.

Fund I - Funds are invested in the BNY Hamilton Intermediate Investment Grade Fund primarily comprised of investment-grade debt obligations.

Fund J - Funds are invested in the BNY Hamilton S&P 500 Index Fund comprised of common stocks which seek to match the performance of the Standard & Poor’s 500 Composite Stock Index.

Fund K - Funds are invested in the BNY Hamilton U.S. Bond Market Index Fund comprised of investment-grade government, corporate, mortgage and asset-backed bonds that are denominated in U.S. dollars, all with maturities longer than one year.

Fund L - Funds are invested in the BNY Hamilton Treasury Money Fund comprised of short term obligations of the U.S. Treasury and repurchase agreements fully collateralized by obligations of the U.S. Treasury.

Fund M - Funds are invested in the BNY Hamilton Enhanced Income Fund primarily comprised of investment-grade fixed income securities.

Fund N - Funds are invested in the BNY Hamilton Multi-Cap Equity Fund comprised of shares of companies with strong balance sheets and growth potential.

Fund O - Funds are invested in the BNY Hamilton High Yield Fund primarily comprised of high yield fixed-income securities.

The investment activities of all funds are under the supervision of the Committee.

Withdrawals from the Plan – Each participant has a fully vested interest in the amount of his or her contribution together with the Company’s contribution and allocable Plan earnings. The full value of the participant’s vested interest in his or her account in the Plan may be distributed upon termination of the participant’s employment. The normal form of payment is by lump sum; however, if a participant’s vested benefit exceeds $5,000, he or she has the right to defer payment until age 65. Under certain circumstances, distributions may be transferred directly into an IRA or another eligible retirement plan. In the event of a participant’s death prior to distribution of payments, the beneficiary may receive a lump sum or installments commencing within one year of the death. However, a surviving spouse can elect to defer payout until April 1 of the calendar year following the calendar year in which the participant would have reached the age 70 ½.

After December 31, 1999, employees working past age 70 ½ may defer commencement of distributions until April 1 following the calendar year in which they terminate employment.

Upon retirement or death, payments are made in a lump sum or in a series of regular quarterly, semiannual or annual installments over a period not extending beyond the participant’s life expectancy or the joint life expectancy of the participant and their beneficiary.

Subject to certain limitations, a participant may also withdraw all or part of his or her account that is fully vested upon attainment of age 59½ or in the event of total disability.

Participants may withdraw, as of any valuation date, all or any part of their after-tax contributions.

A participant may withdraw employer contributions in the case of hardship or total disability. The Committee has discretionary power to approve such a withdrawal.

Payments from the Employees’ Savings & Investment Plan - The value of a participant’s interest in the Fund is payable upon retirement, death or termination of employment.

Loans to Participants – Participants may borrow against their account balance according to the procedures established by Committee. Generally, participants may borrow the lesser of $50,000 or 50% of the current value of the account balance but not less than $1,000. Loans are secured by the remaining balance in the account.

Accounts bearing outstanding loans do not share in the gains and losses of the trust fund to the extent of the loan amount. Loan repayments and interest are credited to the account as they are paid. The interest rate is determined by the Committee. The interest rate at December 31, 2004, 2003, and 2002 was 5.25%, 4.00%, and 4.25%, respectively.

In the event of a loan in default, the outstanding principal amount becomes due and payable. If the loan remains uncollected after appropriate efforts have been made to secure payment, the participant’s account is reduced by such amount as soon as it is distributable from the Plan. That amount will be reported as a distribution to the Internal Revenue Service at the time the default occurs.

Amendment, Suspension and Termination - The Board of Directors of the Company (the “Board”) may amend the Plan at any time. No such amendment, however, may have the effect of diverting any part of the Fund to any purpose other than for the exclusive benefit of the participants. Likewise, no amendment may reduce the interest of any participant in the Fund accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as are required or advisable to comply with the provisions of the Code and ERISA pertaining to savings plans and trusts.

Although it is contemplated that the Plan will be a continuing program, the Board may, prior to the end of the year, suspend the Plan by omitting the Company’s contribution for such year. In the event of such suspension, all provisions of the Plan other than those relating to the Company’s contribution for the year or years of suspension shall continue in effect.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the Fund, except for Fund D, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in Fund D shall receive their proportionate share of the Fund assets in The Bank of New York Company, Inc. common stock, and cash for any fractional shares.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies of the Plan:

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation - The Plan’s investments are held by the Bank and are reported at fair value. The fair values of the investments in the BNY Hamilton Funds are based on the market values of the underlying securities. The fair value of the investment in the Company’s common stock is based on quoted market prices. Loans to participants are valued at their outstanding principal balances.

Investment Transactions and Investment Income - Investment transactions are recognized on the trade date of the purchase or sale. Dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Tax Status – The Company obtained its latest determination letter from the Internal Revenue Service (“IRS”), dated January 21, 2004, which state the Plan, as the Employees’ Profit Sharing Plan, was qualified under Section 401 (a) of the Internal Revenue Code (the “Code”). The Incentive Savings Plan also obtained a determination letter from the IRS dated January 21, 2004. The Company will submit a request for a new determination letter covering the Employees’ Savings & Investment Plan within the remedial amendment period under Section 401 (b) of the Code. The plan administrator believes that both plans, and the merged plan were and are operated in compliance with the applicable requirements of the Code, and therefore believes that the Plan is qualified and the related trust is exempt from taxation.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31, 2004	December 31, 2003
Based on Quoted Market Prices:
The Bank of New York Company, Inc. Common Stock	$789,447,573	$778,747,447
BNY Hamilton Large Cap Equity Fund Institutional	108,142,981	92,743,737
BNY Hamilton Money Fund	102,226,826	94,633,567

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

Net Appreciation (Depreciation) in Fair Value

	2004	2003	2002
The Bank of New York Company, Inc. Common Stock	$10,296,488	$216,216,550	$(412,696,191)
BNY Hamilton Fund – Large Cap Equity Fund Institutional	6,360,365	15,283,615	(21,279,149)
BNY Hamilton Fund – Intermediate Government Fund	725,443	(922,376)	1,732,407
BNY Hamilton Fund – Money Fund	942,163	—	—
BNY Hamilton Fund – Small Cap Growth Fund	58,028	6,330,739	(6,131,222)
BNY Hamilton Fund – Large Cap Growth Fund	365,596	2,327,551	(3,197,566)
BNY Hamilton Fund – Large Cap Value Fund	2,158,396	2,634,754	(1,332,975)
BNY Hamilton Fund – International Equity Fund	2,375,100	1,395,945	(619,172)
BNY Hamilton Fund – Intermediate Investment Grade Fund Institutional	266,166	(85,266)	131,350
BNY Hamilton Fund – S&P 500 Index Fund Institutional	3,572,248	3,437,658	(3,277,045)
BNY Hamilton Fund – U.S. Bond Market Fund	368,028	(116,107)	297,933
BNY Hamilton Fund – Treasury Money Fund	46,353	—	—
BNY Hamilton Fund – Enhanced Income Fund	846	—	—
BNY Hamilton Fund – Multi-Cap Equity Fund	407,856	—	—
BNY Hamilton Fund – High Yield Fund	143,616	—	—

	$28,086,692	$246,503,063	$(446,371,630)

The Plan’s investment in The Bank of New York Company, Inc. common stock earned dividend income of $19,310,270 in 2004, $18,221,545 in 2003, and $18,661,581 in 2002. The Plan’s investments in the BNY Hamilton Funds earned interest and dividend income of $6,667,017 in 2004, $7,246,896 in 2003, and $6,683,325 in 2002.

SUPPLEMENTAL SCHEDULE

EMPLOYEES’ SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
Fund A

* BNY Hamilton Fund	Large Cap Equity Fund Institutional, 8,155,579 units	$108,142,981

Fund B

* BNY Hamilton Fund	Intermediate Government Fund, 4,532,478 units	47,299,587

Fund C

* BNY Hamilton Fund	Money Fund, 101,254,780 units	102,226,826

Fund D

* The Bank of New York Company, Inc.	Common Stock, 114,204,267 units	789,447,573

Fund E

* BNY Hamilton Fund	Large Cap Growth Fund, 2,466,055 units	23,674,129

Fund F

* BNY Hamilton Fund	Small Cap Growth Fund, 3,369,755 units	52,365,995

(continued on next page)

EMPLOYEES’ SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR (CONTINUED)

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
Fund G

* BNY Hamilton Fund	Large Cap Value Fund, 3,091,792 units	$33,267,686

Fund H

* BNY Hamilton Fund	International Equity Fund, 1,943,544 units	22,000,926

Fund I

* BNY Hamilton Fund	Intermediate Investment Grade Fund Institutional, 1,334,294 units	14,047,715

Fund J

* BNY Hamilton Fund	S&P 500 Index Fund Institutional, 5,460,188 units	45,046,552

Fund K

* BNY Hamilton Fund	US Bond Market Fund, 1,591,210 units	17,531,318

Fund L

* BNY Hamilton Fund	Treasury Money Fund, 9,306,663 units	9,369,017

Fund M

* BNY Hamilton Fund	Enhanced Income Fund, 1,979,130 units	3,967,957

Fund N

* BNY Hamilton Fund	Multi-Cap Equity Fund 470,564 units	6,700,833

Fund O

* BNY Hamilton Fund	High Yield Fund 503,087 units	5,426,094

(continued on next page)

EMPLOYEES’ SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR (CONTINUED)

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
* The Bank of New York Company, Inc.	Collective Short-Term Investment Fund - Discretionary, 345,624 units	$345,624

LOANS TO PARTICIPANTS	Various loans at various interest rates due from 1 to 10 years	46,990,578

TOTAL INVESTMENTS		$1,327,851,391

*	Represents a party-in-interest